FOR IMMEDIATE RELEASE

Golden Telecom Announces Results for the Second Quarter 2004
And Potential Acquisition of Digital Telephone Networks

MOSCOW, Russia (August 5, 2004) — Golden Telecom, Inc. (NASDAQ: “GLDN”), a leading facilities-based alternative provider of integrated telecommunication services in Russia and other countries of the Commonwealth of Independent States (“CIS”), today announced its financial results for the second quarter ended June 30, 2004. Consolidated revenue in the second quarter 2004 rose 72% compared to the same quarter in 2003 to $138.8 million. Net income rose to $16.9 million, up 42% compared to the same period in the previous year.

Golden Telecom also announced that it has signed a share purchase agreement to acquire 100% of Hudson Telecom, a Delaware company, owning 100% of Digital Telephone Networks and 100% of Digital Telephone Switches, (together “DTN”), comprising one of the largest regional alternative operators in Russia, and operating in Rostov-on-Don and the surrounding region. According to the agreement, the price of the acquisition is approximately $45 million in cash, of which $40 million will be paid upon closing and $5 million will be placed in escrow until one year after closing (to be released subject to satisfaction of certain financial conditions). The closing of the transaction is subject to the completion of satisfactory due diligence. The deal has already received regulatory approval and is expected to close in the second half of 2004.

Here are some of the highlights for the second quarter 2004 vs. the second quarter 2003:

•	Consolidated revenues of $138.8 million – up 72%

•	Consolidated operating income of $25.2 million – up 44%

•	Consolidated net income of $16.9 million – up 42%

•	Consolidated net cash flow from operations of $32.8 million – up 26%

•	Consolidated EBITDA1 of $43.5 million — up 56%

Alexander Vinogradov, Chief Executive Officer and President of Golden Telecom, Inc. commented: “Our revenue growth reflects the impact of a number of acquisitions undertaken over the last twelve months and continued strong demand for our services across all business lines and geographic regions. The second quarter also saw a recovery in our operating margins from the preceding two quarters as a result of synergies from our acquisition of Comincom and Combellga.

Carefully selected acquisition targets are a springboard into regions where we see higher growth rates than in Moscow. We will be delighted to add DTN in Rostov-on-Don to our portfolio of regional companies. DTN is a telecom company which started as an alternative operator and became a de facto incumbent in its region. We consider this to be an important strategic acquisition on fair terms. We expect to be able to enhance DTN’s margins and growth prospects by selling more aggressively to corporate clients and by using our network infrastructure to reduce the cost of long distance and international traffic. We can also use DTN’s network to reduce the cost of servicing our clients in Rostov-on-Don and as a base to expand into the dynamic southern region of Russia.

We also announced this quarter, the completion of strategically important acquisitions of stakes in fixed line telecommunication operators in Kaliningrad and Yekaterinburg in Russia, and Tashkent in Uzbekistan. These acquisitions continue our drive to become the leading nation-wide operator across Russia and other countries of the CIS. These actions are being supported by increasing our investment in regional infrastructure – we plan to complete the construction of a fiber optic link from Moscow to Nizhny Novgorod in 2004 and have approved plans to extend this link to Kazan in 2005. We also finished construction of 100,000 local city phone numbers in Krasnoyarsk this quarter, which doubles our numbering capacity in this city.”

In July 2004, the Board of Directors adopted a Long Term Incentive Bonus Program (“LTIBP”) for senior management, effective January 1, 2004. The LTIBP is designed to reward senior management with annual bonus awards if certain targets for net income growth are met, as established by the Board of Directors. It is expected that the LTIBP will replace Golden Telecom’s Equity Participation Plan as a retention mechanism for senior management as awards will vest over a three year period. Golden Telecom recorded $0.7 million as compensation expense associated with the LTIBP in the six months ended June 30, 2004.

In May 2004, Golden Telecom declared a cash dividend of $0.20 per common share to shareholders of record as of June 14, 2004. The company paid the total amount payable of $7.2 million to shareholders on June 28, 2004.

Golden Telecom had 36,276,579 shares of Common Stock outstanding as of June 30, 2004.

More Second Quarter 2004 Results (amounts in millions, except per share data and percentages):

	2Q04	2Q03	2Q04	1Q04	2Q04
			vs 2Q03		vs 1Q04
Consolidated revenues	$138.8	$80.7	72%	$133.2	4%
Operating income	$25.2	$17.5	44%	$21.1	19%
Operating margin	18%	22%		16%
Income tax	$7.4	$4.8	54%	$7.1	4%
Effective income tax rate	30%	29%		33%
Net income	$16.9	$11.9	42%	$14.7	15%
Net income per share (fully diluted)	$0.46	$0.42	10%	$0.40	15%
Diluted weighted average shares	36.5	28.3		36.5
Cash paid for purchases of property, equipment and intangible assets	$28.5	$16.0	78%	$25.9	10%

More Information on DTN:

In Rostov-on-Don, 500,000 numbers of the total 700,000 local numbering capacity are currently connected through DTN’s network. DTN serves 100,000 wire-line subscribers and provides interconnection for 105,000 cellular subscribers. It provides services to over 45,600 dial-up Internet subscribers. DTN owns a local access network in Rostov-on-Don, with five Electronic Worldwide Switch Digital (“EWSD”) switches, 250 kilometers of fiber-optic cable, and more than 45 points of presence in the city. The only other significant competitor in the region is Southern Telephone Company, the incumbent public operator. DTN estimates that it has approximately 25% of the fixed line market in Rostov-on-Don in terms of client numbers.

Hudson Telecom reports that the companies in its group have combined revenues equal to the Rouble equivalent of approximately $18 million in 2002, and $21 million in 2003, calculated on the basis of Russian Accounting Standards (“RAS”). An adjustment to the purchase price will be made if monthly operating income plus depreciation and amortization is less then $3 million in aggregate for the three months after closing, (stated in accordance with United States Generally Accepted Accounting Principles “US GAAP” except for the application of Staff Accounting Bulletin 104). DTN has no significant outstanding external debt.

About Golden Telecom (www.goldentelecom.com)
 Golden Telecom, Inc., (NASDAQ: “GLDN”) is a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the CIS. The Company offers voice, data and Internet services to corporations, operators and consumers using its metropolitan overlay networks in major cities including Moscow, Kiev, St. Petersburg, Nizhny Novgorod, Samara, Kaliningrad, and Krasnoyarsk and via intercity fiber optic and satellite-based networks – including approximately 200 combined access points in Russia and other countries of the CIS. The Company offers mobile services in Kiev and Odessa.

This press release presents measures not derived in accordance with US GAAP. Such measures should not be considered substitutes for any measures derived in accordance with US GAAP and may also be inconsistent with similar measures presented by other companies.

Statements made in this press release are forward looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements include the potential acquisition of Hudson Telecom, the closing terms of such transaction, our plans to enhance DTN’s margins and growth prospects, and to reduce our costs and use DTN as a springboard to expand our operations into the Southern region of Russia. Such statements also include our plans to become the leading nation-wide operator across Russia and other countries of the CIS, our plans to complete our fiber optic link from Moscow to Kazan, and our ability to retain senior management through the operation of the LTIBP. It is important to note that such statements involve risks and uncertainties, which may cause results to differ materially from those set forth in these statements. Such risks and uncertainties include, but are not limited to, the possibility that the proposed acquisition will not be completed because of Hudson Telecom’s failure to meet the conditions precedent or otherwise, that increasing competition may limit growth opportunities, and that DTN’s clients may not remain with the company if its owners change. Other risks and uncertainties include political, economic and regulatory developments in Russia, Ukraine, Kazakhstan and Uzbekistan and increasing competition that may limit growth opportunities. Additional information concerning factors that could cause results to differ materially from those in the forward looking statements is contained in the Company’s filings with the U.S. Securities and Exchange Commission including the Company’s periodic reports on Form 8-K filed during 2004, and the Company’s annual report on Form 10-K for the year ended December 31, 2003.

FOR MORE INFORMATION, CONTACT:
Public Relations:
Anna Chin Go Pin
e-mail: achin@gldn.net
tel.: +7-501-797-9300; fax: +7-501-797-9332
Investor Relations:
Tom Adshead
e-mail: tadshead@gldn.net
tel.: +7-501-797-9300; fax: +7-501-797-9331
www.goldentelecom.com

Golden Telecom, Inc.
Condensed, Consolidated Statements of Operations (unaudited)
(Amounts in millions, except per share data)

	Three Months Ended:		Six Months Ended:
	6/30/03	6/30/04	6/30/03	6/30/04
Revenues	$80.7	$138.8	$159.1	$272.0
Operating costs and expenses:
Access and network services (excluding depreciation and amortization)	39.4	70.2	76.7	138.5
Selling, general and administrative (excluding depreciation and amortization)	13.3	25.1	26.8	51.5
Depreciation and amortization	10.5	18.3	20.9	35.7

Operating Income	17.5	25.2	34.7	46.3
Other income (expense):
Equity in earnings (losses) of ventures	(0.1)	0.2	—	0.2
Foreign currency gain (loss)	—	(1.0)	0.2	(0.2)
Interest income (expense), net	(0.6)	0.2	(1.0)	0.3
Minority interest	(0.1)	(0.3)	(0.2)	(0.5)

Total other expense	(0.8)	(0.9)	(1.0)	(0.2)
Income before income taxes	16.7	24.3	33.7	46.1
Income taxes	4.8	7.4	9.0	14.5

Net Income	$11.9	$16.9	$24.7	$31.6

Basic earnings per share of common stock:
Basic earnings per share	$0.43	$0.47	$0.90	$0.87

Weighted average common shares — basic	27.5	36.2	27.3	36.1

Diluted earnings per share of common stock:
Diluted earnings per share	$0.42	$0.46	$0.89	$0.86

Weighted-average common shares — diluted	28.3	36.5	27.8	36.5

Cash dividend per share of common stock	$—	$0.20	$—	$0.40

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Golden Telecom, Inc.
Condensed, Consolidated Balance Sheets
(Amounts in millions)

	12/31/03	6/30/04
	(audited)	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$65.2	$45.8
Accounts receivable, net	74.0	85.0
VAT receivable	14.8	17.9
Prepaid expenses and other assets	34.2	40.2

Total current assets	188.2	188.9
Property and equipment, net	283.1	325.2
Goodwill, net	144.0	146.3
Intangible assets, net	104.8	107.2
Restricted cash and other assets	9.1	9.5

TOTAL ASSETS	$729.2	$777.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$67.8	$78.5
VAT payable	10.2	13.0
Debt maturing within one year and capital lease obligations	4.0	2.9
Other current liabilities	17.9	19.2

Total current liabilities	99.9	113.6
Long-term debt and capital lease obligations	4.0	2.9
Other liabilities	42.4	50.2

TOTAL LIABILITIES	146.3	166.7
Minority interest	2.7	8.9
SHAREHOLDERS’ EQUITY
Common stock	0.4	0.4
Additional paid-in capital	663.4	667.6
Accumulated deficit	(83.6)	(66.5)

TOTAL SHAREHOLDERS’ EQUITY	580.2	601.5

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$729.2	$777.1

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Golden Telecom, Inc.
Condensed, Consolidated Statements of Cash Flows (unaudited)
(Amounts in millions)

	Six Months Ended:
	6/30/03	6/30/03
NET CASH FLOW PROVIDED BY OPERATING ACTIVITIES	$45.7	62.3
INVESTING ACTIVITIES
Purchase of property, equipment and intangible assets	(27.8)	(54.4)
Acquisitions, net of cash acquired	—	(14.8)
Restricted cash	0.4	—
Other investing	1.2	0.3

NET CASH USED IN INVESTING ACTIVITIES	(26.2)	(68.9)
FINANCING ACTIVITIES
Repayments of debt	(30.9)	(0.5)
Net proceeds from exercise of employee stock options	8.0	4.2
Cash dividends paid	—	(14.5)
Other financing	(0.9)	(1.9)

NET CASH USED IN FINANCING ACTIVITIES	(23.8)	(12.7)

Effects of exchange rate changes on cash and cash equivalents	—	(0.1)

Net decrease in cash and cash equivalents	(4.3)	(19.4)
Cash and cash equivalents at beginning of period	59.6	65.2

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$55.3	$45.8

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Golden Telecom, Inc.
Line-of-Business Statistics (unaudited)
(Amounts in millions)

The following table presents our consolidated segment information for the last five quarters.

Revenue	6/30/03	9/30/03	12/31/03	3/31/04	6/30/04

Business and Corporate	$43.6	$46.7	$59.6	$72.9	$78.9
Carrier and Operator	26.8	32.9	39.1	45.7	44.7
Consumer Internet	7.2	7.2	9.3	11.1	11.4
Mobile	3.6	3.6	3.5	3.6	4.0
Corporate and Eliminations	(0.5)	(0.3)	(0.2)	(0.1)	(0.2)

Total Consolidated Revenue	$80.7	$90.1	$111.3	$133.2	$138.8

Operating income

Business and Corporate	$13.5	$12.5	$10.9	$16.4	$18.7
Carrier and Operator	4.9	6.9	7.3	6.1	7.7
Consumer Internet	(0.5)	(0.8)	(0.5)	1.0	0.6
Mobile	1.6	1.7	1.0	0.8	1.2
Corporate and Eliminations	(2.0)	(2.0)	(1.9)	(3.2)	(3.0)

Total Consolidated Operating Income	$17.5	$18.3	$16.8	$21.1	$25.2

Operating Margin %	21.7%	20.3%	15.1%	15.8%	18.2%
Business and Corporate	31.0%	26.8%	18.3%	22.5%	23.7%
Carrier and Operator	18.3%	21.0%	18.7%	13.3%	17.2%
Consumer Internet	-6.9%	-11.1%	-5.4%	9.0%	5.3%
Mobile	44.4%	47.2%	28.6%	22.2%	30.0%

Reconciliation of consolidated EBITDA1 to consolidated net income (unaudited)
(Amounts in millions)

	Three Months Ended:		Six Months Ended:
	6/30/03	6/30/04	6/30/03	6/30/04
EBITDA[1]	27.8	43.5	55.6	82.0
Depreciation and amortization	10.5	18.3	20.9	35.7

Operating Income	17.5	25.2	34.7	46.3
Other income (expense):
Equity in earnings (losses) of ventures	(0.1)	0.2	—	0.2
Foreign currency gain (loss)	—	(1.0)	0.2	(0.2)
Interest income (expense), net	(0.6)	0.2	(1.0)	0.3
Minority interest	(0.1)	(0.3)	(0.2)	(0.5)

Total other expense	(0.8)	(0.9)	(1.0)	(0.2)
Income before income taxes	16.7	24.3	33.7	46.1
Income taxes	4.8	7.4	9.0	14.5

Net Income	$11.9	$16.9	$24.7	$31.6

– MORE –

The following table presents selected operating data2 related to our consolidated and non-consolidated ventures at and for the periods shown:

	Three Months Ended:
	12/31/03	3/31/04	6/30/04
Total contracts
Business and Corporate Services	97,639	103,837	141,688
Carrier and Operator Services	900	1,137	938
Dial-up Internet access subscribers[3]	363,545	404,953	385,541
Total active cellular subscribers	40,026	46,669	50,975
Total employees – consolidated entities	3,004	3,072	3,283
Total employees – non-consolidated entities	134	139	140

Notes to data for Golden Telecom:

1.	EBITDA is defined as operating income plus depreciation and amortization. This measure is not defined by generally accepted accounting principles (GAAP) and is a measure of a company performance commonly used in the telecommunications industry, but should not be construed as an alternative to operating income/(loss) determined in accordance with GAAP as an indicator of operating performance or as an alternative to cash from operating activities determined in accordance with GAAP as a measure of liquidity. A reconciliation of EBITDA to net income is included in this press release.

2.	MCT Corp. is not included in the operating data shown.

3.	Dial-up Internet subscribers is the number of users (or logins) who have logged on to the system during the month in question, regardless of whether they are enabled or disabled at month end. It specifically excludes “on-trial” users, free users and internal users.